Exhibit 99.01

Press Release www.shire.com

Shire Settles All Pending Litigation with Actavis and Watson concerning INTUNIV®

Philadelphia, PA, United States – April 25, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG), announces that its subsidiary, Shire LLC, has settled all pending litigation with Actavis, Inc., Actavis LLC, and Actavis Elizabeth LLC (collectively “Actavis”) and Watson Laboratories, Inc.-Florida, Watson Pharma, Inc. and ANDA, Inc. (collectively “Watson”) in connection with Actavis’ and Watson’s Abbreviated New Drug Applications (“ANDAs”) for generic versions of Shire’s INTUNIV® ( guanfacine hydrochloride) for the treatment of Attention Deficit Hyperactivity Disorder.

The settlement provides Actavis with a license to make and market Actavis’ generic versions of INTUNIV in the United States on December 1, 2014, or earlier in certain limited circumstances.   Such sales will require the payment of a royalty of 25% of gross profits to Shire during the 180 day period of Actavis’ exclusivity.  The settlement also provides Watson with a license to make and market Watson’s generic versions of INTUNIV in the United States 181 days after Actavis’ launch of generic INTUNIV, or earlier in certain limited circumstances.  To date, the US Food and Drug Administration has granted final approval only to Actavis’ ANDA for generic versions of INTUNIV.

These litigations were patent infringement lawsuits relating to U.S. patents 6,287,599 (“the ‘599 Patent”), 6,811,794 (“the ‘794 Patent”), 5,854,290 (which was subsequently dedicated to the public).   As part of the settlement, Actavis and Watson have agreed to a consent judgment confirming that their proposed generic products infringe Shire’s ’599 and ’794 Patents and that those two patents are valid and enforceable with respect to those proposed generic products and any other generic version of INTUNIV.

The lawsuit against Actavis proceeded to trial in the District Court of Delaware in September 2012 wherein Teva Pharmaceuticals, USA, Inc. was also a defendant.  The Delaware court has not issued a decision.  The lawsuit against Watson is scheduled for trial to begin on February 10, 2014 wherein Impax Laboratories, Inc. is also a defendant.

The agreements, which are effective immediately, will be submitted to the US Federal Trade Commission and Department of Justice for review as required by law.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann (Corporate)	jmann@shire.com	+44 1256 894 280
Gwen Fisher (Specialty Pharma)	gfisher@shire.com	+1 484 595 9836

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

www.shire.com

FORWARD - LOOKING STATEMENTS - "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included in this announcement that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	revenues from ADDERALL XR are subject to generic erosion;

•	the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payors in a timely manner for Shire's products may impact future revenues and earnings;

•
Shire relies on a single source for manufacture of certain of its products and a disruption to the supply chain for those products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis;

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Shire uses third party manufacturers to manufacture many of its products and is reliant upon third party contractors for certain goods and services, and any inability of these third party manufacturers to manufacture products, or any failure of these third party contractors to provide these goods and services, in each case in accordance with its respective contractual obligations, could adversely affect Shire’s ability to manage its manufacturing processes or to operate its business;

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the development, approval and manufacturing of Shire’s products is subject to extensive oversight by various regulatory agencies and regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

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the actions of certain customers could affect Shire 's ability to sell or market products profitably and fluctuations in buying or distribution patterns by such customers could adversely impact Shire’s revenues, financial conditions or results of operations;

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investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in the distraction of senior management, significant legal costs and the payment of substantial compensation or fines;

•
adverse outcomes in legal matters and other disputes, including Shire’s ability to obtain, maintain, enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

and other risks and uncertainties detailed from time to time in Shire’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.